UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

HIGHLAND INCOME FUND

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Hello, my name is (CSR FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Repeat the greeting if necessary)

I am calling on a recorded line regarding your current investment in the Highland Income Fund. I apologize for any inconvenience I may have caused with the call. However, our records indicate you recently placed an Abstain vote for the adjourned special meeting of shareholders that will reconvene on September 24, 2021. I am reaching out on behalf of the Fund to provide some more insights on why the voting for the proposals may be beneficial for shareholders such as yourself.

If the proposals are approved some of the key potential benefits are as follows.

•

Transition the Company’s assets away from credit, where high yield spreads are at an all-time low, into control positions in privately held companies with better potential for growth and thus better potential for shareholder returns.

•

Potential to provide investors with a superior risk adjusted return compared to public equity, fixed income, and distressed debt markets by leveraging inefficiencies in the private capital and real estate markets

•	Potential to reduce the Company’s discount to net asset value (“NAV”)

•	Potential to promote increased transparency in a company with an improved balance sheet through additional market engagement

With that being said would you like to vote along with the Boards recommendations to vote for the proposals?

Confirming the vote with the shareholder:

I am recording your vote (RECAP VOTING INSTRUCTIONS FOR ALL NOMINEES/PROPOSALS).

For confirmation purposes please state your full name.

(Pause for shareholder’s response)

According to our records, you reside in (city, state, zip code).

(Pause for shareholder’s response)

To ensure that we have the correct address for the letter confirming your vote, please state your street address.

(Pause for shareholder’s response)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll-free number listed in the letter. Mr./Mrs./Ms. (SHAREHOLDER’S LAST NAME), your vote is important and your time today is appreciated. Thank you and have a good (MORNING, AFTERNOON, EVENING).